Exhibit 99.1

FOR IMMEDIATE RELEASE

October 3, 2011

PPD to be Acquired by The Carlyle Group and Hellman & Friedman

•	PPD shareholders to receive $33.25 per share in cash

•	Transaction value is approximately $3.9 billion

•	PPD to become a privately held company

WILMINGTON, NC – Pharmaceutical Product Development, Inc. (Nasdaq: PPDI) today announced that it has entered into a definitive merger agreement under which it will be acquired by affiliates of The Carlyle Group and Hellman & Friedman in an all-cash transaction valued at $3.9 billion, after which PPD will be a private company.

Under the terms of the merger agreement, Carlyle and Hellman & Friedman will acquire the outstanding common shares of PPD for $33.25 per share in cash. This represents a premium of 29.6 percent over PPD’s closing price on September 30, 2011.

PPD’s board of directors has unanimously approved the merger agreement and recommended that PPD’s shareholders adopt the agreement. A special meeting of PPD’s shareholders will be held following the filing of a definitive proxy statement with the U.S. Securities and Exchange Commission and subsequent mailing of the proxy statement to shareholders.

“The sale of PPD to The Carlyle Group and Hellman & Friedman provides an attractive return for our shareholders, while also ensuring a secure foundation and commitment to investment, innovation and excellence for PPD clients and employees as the company builds on its 25-year history of success,” said Fred Eshelman, founder and executive chairman of PPD.

Karen H. Bechtel, managing director and head of the healthcare group at Carlyle, said, “Fred Eshelman and PPD’s management team have built a leading and extremely high quality global research and services organization that will continue to help pharmaceutical and biotech companies develop new drugs at lower costs. We look forward to helping expand and enhance PPD’s platform and broad spectrum of therapeutic expertise.”

Allen Thorpe, managing director of Hellman & Friedman added, “PPD has an outstanding global CRO franchise, and we are delighted to partner with its highly talented and capable employees around the world. They are well known for unwavering commitment to their clients, and we look forward to supporting that commitment to bring the broadest and deepest set of capabilities to PPD’s clients. We look forward to the company’s continued growth and expansion under our ownership.”

Closing of the transaction is subject to certain conditions, including the approval of PPD’s shareholders, regulatory approvals and the satisfaction of other customary closing conditions, but is not subject to any financing condition. The transaction has fully committed financing, consisting of a combination of equity provided by Carlyle Partners V, L.P., a $13.7 billion U.S. investment fund, and Hellman & Friedman Capital Partners VII, L.P., an $8.9 billion fund, and external debt financing commitments provided by Credit Suisse, JP Morgan, Goldman Sachs and UBS.

Under the terms of the merger agreement, PPD may solicit acquisition proposals from third parties for a period of 30 calendar days from the date of the merger agreement and may at any time respond to unsolicited proposals that the board determines are reasonably likely to result in a superior proposal. The merger agreement provides Carlyle and Hellman & Friedman a customary right to match a superior proposal. There can be no assurance that this process will result in a superior proposal.

The transaction is currently expected to close in the fourth quarter of 2011. Following completion of the transaction, PPD will become a privately held company and its stock will no longer trade on Nasdaq. PPD noted that, in light of the proposed transaction, it will not host a conference call to discuss financial results for the third quarter of 2011.

Morgan Stanley & Co. LLC is financial advisor, and Lazard provided a fairness opinion to the board of directors of PPD in connection with the transaction. Wyrick Robbins Yates & Ponton LLP and Skadden, Arps, Slate, Meagher & Flom LLP are legal advisors to PPD in connection with the transaction. Latham & Watkins LLP, Simpson Thacher & Bartlett LLP and Covington & Burling LLP are legal counsel, and Credit Suisse is financial advisor, to Carlyle and Hellman & Friedman in connection with the transaction.

About PPD

PPD is a leading global contract research organization providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 44 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

About The Carlyle Group

The Carlyle Group is a global alternative asset manager with approximately $153 billion of assets under management across 86 funds and 49 fund of fund vehicles as of June 30, 2011*. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America focusing on aerospace, defense, & government services, consumer & retail, energy, financial services, healthcare, industrial, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,100 people in 34 offices across six continents. Web: www.carlyle.com; Case Studies: www.carlylegroupcreatesvalue.com; Video: www.youtube.com/OneCarlyle. (*Includes acquisitions of AlpInvest Partners B.V. and Emerging Sovereign Group LLC on July 1, 2011.)

About Hellman & Friedman

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $25 billion of committed capital. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including healthcare, business & marketing services, software, financial services, internet & digital media, insurance, media and energy & industrials. For more information on Hellman & Friedman, visit www.hf.com.

This press release contains forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against PPD and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to satisfy the conditions to the merger, including obtaining the approval of the holders of at least a majority of PPD’s outstanding shares of common stock entitled to vote on the adoption of the merger agreement; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in PPD’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond PPD’s ability to control or predict. PPD can give no assurance that the conditions to the merger will be satisfied. Except as required by law, PPD undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. PPD is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services or Internet service providers.

Additional Information and Where to Find It

In connection with the proposed merger, PPD will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PPD. PPD’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. PPD’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. PPD’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Investors section of PPD’s corporate website, www.ppdi.com or directing a request by mail or telephone to Pharmaceutical Product Development, Inc., Attn: Investor Relations, 929 North Front Street, Wilmington, North Carolina 28401, telephone: (910) 558-7585.

PPD and its directors and officers may be deemed to be participants in the solicitation of proxies from PPD’s stockholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about PPD’s directors and executive officers and their ownership of PPD’s common stock is set forth in the proxy statement for the company’s 2011 annual meeting of shareholders, which was filed with the SEC on March 31, 2011. Shareholders may obtain additional information regarding the interests of PPD and its directors and executive officers in the proposed merger, which may be different than those of the company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

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Contacts

For PPD:

Analysts/Investors

Luke Heagle

+1 910 558 7585

luke.heagle@ppdi.com

Media

Elizabeth Kuronen

+1 910 558 7785

elizabeth.kuronen@ppdi.com

For Carlyle:

Chris Ullman

+1 202 729 5385

chris.ullman@carlyle.com

For Hellman & Friedman:

Mary Beth Grover / Kelly Smith

+1 212 371 5999

mbg@abmac.com / kas@abmac.com